Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Melinda A. Janik

Chief Financial Officer

Tel: +1-585-598-0031

Mark Maring

Investor Relations

Tel: +1-585-598-6874

GateHouse Media Announces Fourth Quarter and 2010 Annual Results

Fourth Quarter and 2010 Annual Highlights

•	Online advertising revenue had the strongest quarter of the year, increasing 27.8% for the quarter and 18.4% for the full year. During the quarter, monthly page views increased by 11.8%.

•	As Adjusted EBITDA was $31.5 million and $98.2 million for the fourth quarter and full year, respectively; an increase of 7.6% and 7.9% from the comparable prior year periods.

•	Revenues for the fourth quarter were $143.4 million, down 4.5% from the prior year quarter. Full year revenues were $558.6 million, a decrease of 4.5% from the prior year.

•

Advertising revenues for the fourth quarter were $103.3 million, down 3.2% from the prior year quarter on a same store basis. Full year advertising revenues were $395.3 million, a decrease of 3.4% from the prior year on a same store basis. Advertising revenues for the newspaper business only (excludes directories) were down 2.2% and 2.4% for the fourth quarter and prior year on a same store basis, respectively.

•	Operating costs and SG&A expense decreased $7.6 million or 6.3% for the fourth quarter and $35.7 million or 7.1% for the full year.

•

Levered Free Cash Flow per share increased 8.3% to $0.26 in the fourth quarter versus $0.24 for the prior year quarter. Levered Free Cash Flow per share for the full year increased 71.4% to $0.60, compared to $0.35 for the prior year.

FAIRPORT, N.Y. March 1, 2011 - GateHouse Media, Inc. (the “Company” or “GateHouse Media”) (OTC Pink Sheets: GHSE) today reported financial results for the fourth quarter and full year ended December 31, 2010.

Fourth Quarter 2010

Total revenues were $143.4 million for the quarter, a decline of 4.5% as compared to the prior year. On a same store basis total revenues for the quarter were $143.0 million, a decline of 4.3%. Total advertising revenue declined 3.2% in the quarter on a same store basis. Newspaper advertising revenue, which excludes SureWest Directories and makes up over 97% of total Company advertising revenue, declined 2.2% in the quarter on a same store basis. Online revenue, which now accounts for 7% of total advertising revenue, had its strongest quarter of the year, increasing 27.8%. Local retail revenue also had its strongest quarter of the year, declining on a same store basis 3.1% and down only 1.7% in our newspapers. Continued strength in employment and auto classifieds were not enough to offset the choppiness experienced in real estate and legal classifieds as the category as a whole was down 9.7% in the quarter. Circulation revenue declined 4.1% in the quarter and commercial print revenues, which now account for less than 4% of total revenues, declined 19.3% in the quarter, both on a same store basis. The Company has cycled through the most significant of its commercial print losses and anticipates significantly less impact on year over year comparisons in 2011.

Commenting on GateHouse Media’s results, Michael E. Reed, GateHouse Media’s Chief Executive Officer, said, “We saw a slight improvement in our overall revenue trends for the second straight quarter due in part to the strength of our online revenue, which grew 27.8%. We experienced double digit increases in our online traffic, with average daily unique visitors up 26.7% and monthly page views up 11.8% over the prior year. Additionally, since the initial roll-out of our mobile websites during the second quarter, we are encouraged to see a more than 100% increase in our monthly mobile page views, which reached nearly two million in December.

“We continue to experience choppy monthly year over year revenue comparisons as the economic recovery progresses. Our December and January performance was negatively impacted by the abnormally severe weather conditions in the Northeast and Midwest as local advertisers reduced their advertising spend. However, this situation is temporary and we are encouraged with the positive trends in the automotive and employment classified categories as well as the continued strong growth in our online business and the longer term trends in our total revenue.

“We expect our online revenue will continue to grow at high double-digit rates during 2011 from increased traffic and new online and mobile product offerings. We are pleased with the success of our behavioral targeted advertising efforts and will be increasing the number of GateHouse locations offering these capabilities. We are planning to expand our mobile websites and applications and roll out additional daily deal platforms at a number of locations. With the merger of Monster and HotJobs and the anticipated improvement in the jobs outlook, there will be increased emphasis on online employment classifieds and we are very encouraged by the trends in that category. We are also experimenting with paywall technology at certain of our larger locations including a partnership with Journalism Online.”

Operating costs and SG&A expenses were $113.8 million in the quarter, a decline of $7.6 million or 6.3% from the prior year, despite a year over year $1.1 million increase in newsprint expense related to higher pricing. The expense declines were driven primarily by lower compensation expense and hauling and delivery costs. Compensation expense was down 6.2% in the quarter versus the prior year on a same store basis as the Company has been able to successfully reduce compensation expense as part of its overall permanent cost savings initiatives begun in 2009. Hauling and delivery costs were down 7.9% versus the prior year on a same store basis driven primarily by increased distribution efficiencies throughout the Company.

Operating income for the quarter was $17.6 million, an increase of $1.5 million as compared to the prior year. As Adjusted EBITDA for the quarter was $31.5 million, an increase of $2.2 million or 7.5% on a same store basis from the prior year.

Levered Free Cash Flow for the quarter increased 9.5% to $15.1 million as compared to $13.7 million for the prior year.

Non-cash compensation expense for Restricted Stock Grants in the fourth quarter was $0.4 million. One-time costs incurred and other non-cash expenses in the quarter were $1.7 million, and related primarily to reorganization efforts and initiatives introduced to realize permanent expense reductions.

Commenting on the Company’s expense structure, Mr. Reed said, “We remain focused on permanent expense reductions through regionalization and centralization of certain functions, as demonstrated by the 6.3% decline in our operating and SG&A expenses during the quarter. This continued dedication to expense controls was a significant driver behind our 7.5% As Adjusted EBITDA growth on a same store basis. We enter 2011 in a strong liquidity position and focused on revenue growth from both existing as well as new products while continuing to effectively control costs.”

Annual 2010

Total revenues were $558.6 million for the full year 2010, a decrease of 4.5% over the prior year. On a same store basis total revenues for the full year 2010 were $555.6 million, a decline of 4.4% from the prior year. The decline in total advertising revenue on a same-store basis was driven by local retail and classified revenue, which were down 4.1% and 4.7%, respectively, partially offset by strong growth in online revenues, which increased 18.4%. Commercial print revenues declined 20.8% on a same store basis from the prior year. Local retail revenue for the newspaper business declined 2.8% on a same store basis from the prior year.

Full year 2010 operating costs and SG&A expense declined $35.7 million or 7.1% compared to the prior year. Same store operating costs and SG&A expenses declined 6.7%. The expense declines were driven primarily by lower compensation expense and hauling and delivery costs. The Company has been able to successfully reduce compensation expense as part of its overall cost savings initiatives begun in 2009. Compensation expense was down 5.4% from the prior year on a same store basis. Hauling and delivery was down 8.1% versus prior year on a same store basis driven primarily by increased distribution efficiencies throughout the Company. For the full year, newsprint expense was down 8.2%, due to favorable pricing experienced in the first half of the year and lower consumption levels.

Operating income for the full year 2010 was $43.2 million, compared to an operating loss of $454.5 million in 2009. Included in the 2009 operating loss is $481.4 million of impairment charges. As Adjusted EBITDA for the year was $98.2 million, an increase of $7.2 million or 8.0% on a same-store basis, primarily due to the expense reduction initiatives partially offset by the loss of revenue.

Levered Free Cash Flow for the full year 2010 was $34.5 million compared to $20.1 million in 2009.

Non-cash compensation expense for Restricted Stock Grants in 2010 was $1.7 million. One-time costs incurred and other non-cash expenses in 2010 were $5.1 million, and related primarily to reorganization efforts and initiatives introduced to realize permanent expense reductions.

About GateHouse Media, Inc.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 87 daily publications. GateHouse Media currently serves local audiences of more than 10 million per week across 21 states through hundreds of community publications and local websites. GateHouse Media is traded in the over-the-counter market under the symbol “GHSE.”

For more information regarding GateHouse Media and to be added to our email distribution list, please visit www.gatehousemedia.com.

Non-GAAP Financial Measures

A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. GateHouse Media defines and uses Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues, and Levered Free Cash Flow, non-GAAP financial measures, as set forth below. The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

The Company defines Adjusted EBITDA as income (loss) from continuing operations before interest, income tax expense (benefit), depreciation and amortization and other non-recurring or non-cash items. The Company defines As Adjusted EBITDA as Adjusted EBITDA before other non-cash items such as non-cash compensation, non-recurring integration and reorganization costs and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines As Adjusted Revenues as total revenues plus revenues of discontinued operations less revenues from non-wholly owned subsidiaries. The Company defines Levered Free Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes and interest expense, excluding non-wholly owned subsidiaries.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measurements of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. GateHouse Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on its day-to-day operations;

•

Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance; and

•	Indicators for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow provide GateHouse Media with measures of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with its capital structure. These metrics measure GateHouse Media’s financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are some of the metrics used by senior management and the Board of Directors to review the financial performance of the business on a monthly basis. In addition, GateHouse Media’s management utilizes these metrics to evaluate the Company’s performance, along with other criteria, to determine the funds available for paying the quarterly dividend.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to various risks and uncertainties, including without limitation, statements relating to progress made by the Company in its integration efforts, growth in revenues and cash flow, on-line revenues, expense reduction efforts and potential acquisition and sale opportunities. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “would,” “project,” “predict,” “continue” or other similar words or expressions. Forward looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the condition of the economy and the credit markets generally, the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt, the Company’s ability to maintain debt covenants, the Company’s ability to successfully implement cost reduction and cash preservation plans, the Company’s ability to close on a timely basis upon announced or contemplated transactions, unexpected liabilities arising from any transaction or that the Company will not receive the expected benefits from the transaction, the Company’s limited operating history on a combined basis, the Company’s ability to generate sufficient cash flow to cover required interest and long-term obligations, the effect of the Company’s indebtedness and long-term obligations on its liquidity, the Company’s ability to effectively manage its growth, the Company’s ability to find suitably priced acquisitions, the Company’s ability to integrate acquired assets and businesses, any increases in the price or reduction in the availability of newsprint, seasonal and other fluctuations affecting the Company’s revenues and operating results, any declines in circulation, the Company’s ability to obtain additional capital on terms acceptable to it, the Company’s vulnerability to economic downturns, regulatory changes or acts of nature in certain geographic areas, increases in competition for skilled personnel, a portion of the Company’s workforce being unionized, departure of key officers, increases in market interest rates, the cost and difficulty of complying with increasing and evolving regulation, and other risks detailed from time to time in the Company’s SEC reports, including but not limited to its most recent Annual Report on Form 10-K filed with the SEC under Commission File Number 001-33091. When considering forward- looking statements, readers should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are also cautioned not to place undue reliance on any of these forward-looking statements, which reflect management’s views as of the date of this press release. The factors discussed above and the other factors noted in the Company’s SEC filings could cause actual results to differ significantly from those contained in any forward-looking statement. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements and expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three months ended December 31, 2010		Three months ended December 31, 2009	Twelve months ended December 31, 2010		Twelve months ended December 31, 2009
Revenues:
Advertising	$103,272		$106,786	$395,618		$409,484
Circulation	33,525		35,276	136,377		142,023
Commercial printing and other	6,565		8,101	26,593		33,286

Total revenues	143,362		150,163	558,588		584,793
Operating costs and expenses:
Operating costs	77,929		81,171	314,873		335,535
Selling, general, and administrative	35,869		40,264	149,970		165,007
Depreciation and amortization	11,260		11,976	46,118		55,749
Integration and reorganization costs	231		598	2,470		2,029
Impairment of long-lived assets	430		—	430		206,089
(Gain) loss on sale of assets	30		1	1,540		(418)
Goodwill and mastheads impairment	—		—	—		275,310

Operating income (loss)	17,613		16,153	43,187		(454,508)
Interest expense	14,957		15,418	60,034		64,631
Amortization of deferred financing costs	340		340	1,360		1,360
Gain on early extinguishment of debt	—		—	—		(7,538)
Loss on derivative instruments	1,045		3,207	8,277		12,672
Other (income) expense	(123)		931	(138)		1,394

Income (loss) from continuing operations before income taxes	1,394		(3,743)	(26,346)		(527,027)
Income tax expense (benefit)	5		34	(155)		342

Income (loss) from continuing operations	1,389		(3,777)	(26,191)		(527,369)
Loss from discontinued operations, net of income taxes	(285	) (a)	(497)	(449	) (a)	(3,243)

Net income (loss)	$1,104		$(4,274)	$(26,640)		$(530,612)
Net loss attributable to noncontrolling interest	$278		$174	$596		$510

Net income (loss) attributable to GateHouse Media	$1,382		$(4,100)	$(26,044)		$(530,102)

Income (loss) per share:
Basic and diluted:
Income (loss) from continuing operations attributable to GateHouse Media	$0.03		$(0.06)	$(0.44)		$(9.18)
Loss from discontinued operations attributable to GateHouse Media, net of income taxes	$(0.01)		(0.01)	$(0.01)		$(0.06)

Net income (loss) attributable to GateHouse Media	$0.02		$(0.07)	$(0.45)		$(9.24)

Basic weighted average shares outstanding	58,079,029		57,506,651	57,723,353		57,412,401

Diluted weighted average shares outstanding	58,079,029		57,506,651	57,723,353		57,412,401

(a)	Included in income from discontinued operations, net of taxes are total revenues of $91 for the twelve months ended December 31, 2010 primarily from publications in Minnesota and New York.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

	December 31, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,738	$5,734
Restricted Cash	5,182	5,265
Accounts receivable, net of allowance for doubtful accounts of $3,260 and $4,569 at December 31, 2010 and December 31, 2009, respectively	61,512	67,669
Inventory	7,731	7,049
Prepaid expenses	10,506	5,128
Other current assets	7,253	6,873

Total current assets	101,922	97,718
Property, plant, and equipment, net of accumulated depreciation of $101,739 and $81,493 at December 31, 2010 and December 31, 2009, respectively	152,293	171,572
Goodwill	14,343	14,343
Intangible assets, net of accumulated amortization of $154,927 and $130,472 at December 31, 2010 and December 31, 2009, respectively	271,061	295,731
Deferred financing costs, net	4,334	5,695
Other assets	1,400	5,442
Long-term assets held for sale	974	1,428

Total assets	$546,327	$591,929

Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term liabilities	$1,224	$14,369
Short-term debt	—	8,000
Current portion of long-term debt	11,249	2,513
Accounts payable	5,905	6,075
Accrued expenses	26,766	28,598
Accrued interest	2,805	3,235
Deferred revenue	27,348	27,826

Total current liabilities	75,297	90,616
Long-term liabilities:
Long-term debt	1,181,238	1,192,487
Long-term liabilities, less current portion	3,636	4,733
Derivative instruments	65,490	44,522
Pension and other postretirement benefit obligations	12,787	13,147

Total liabilities	1,338,448	1,345,505

Stockholders’ deficit:
Common stock, $0.01 par value, 150,000,000 shares authorized at December 31, 2010; 58,313,868 and 58,313,868 shares issued, and 58,078,607 and 58,104,009 outstanding at December 31, 2010 and December 31, 2009, respectively	568	568
Additional paid-in capital	830,787	829,009
Accumulated other comprehensive loss	(62,614)	(48,916)
Accumulated deficit	(1,559,465)	(1,533,421)
Treasury stock, at cost, 235,261 and 209,859 shares at December 31, 2010 and December 31, 2009, respectively	(310)	(306)

Total GateHouse Media stockholders’ deficit	(791,034)	(753,066)
Noncontrolling Interest	(1,087)	(510)

Total stockholders’ deficit	(792,121)	(753,576)

Total liabilities and stockholders’ deficit	$546,327	$591,929

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year ended December 31, 2010	Year ended December 31, 2009	Year ended December 31, 2008
Cash flows from operating activities:
Net loss	$(26,640)	$(530,612)	$(673,306)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	46,122	55,821	71,573
Amortization of deferred financing costs	1,360	1,360	1,845
Loss on derivative instruments	8,277	12,672	10,119
Non-cash compensation expense	1,715	3,429	3,555
Deferred income taxes	—	—	(21,348)
(Gain) loss on sale of assets	1,540	(418)	337
Gain on early extinguishment of debt	—	(7,538)	—
Pension and other postretirement benefit obligations	(1,401)	(782)	(1,499)
Non-cash interest expense	—	—	618
Impairment of long-lived assets	834	208,794	132,856
Goodwill and mastheads impairment	—	275,310	496,309
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	6,157	7,120	11,197
Inventory	(682)	3,704	(1,697)
Prepaid expenses	(5,378)	(596)	274
Other assets	107	(2,764)	(5,987)
Accounts payable	(170)	(14,303)	6,663
Accrued expenses	(1,631)	(3,001)	(7,033)
Accrued interest	(430)	(4,660)	(2,052)
Deferred revenue	(478)	(463)	(1,349)
Other long-term liabilities	(2,664)	717	(766)

Net cash provided by operating activities	26,638	3,790	20,309

Cash flows from investing activities:
Purchases of property, plant, and equipment	(4,780)	(2,476)	(9,704)
Proceeds from sale of publications and other assets	4,156	11,151	48,938
Acquisition of The Copley Press, Inc. Newspapers, net of cash acquired	—	—	(11)
Other acquisitions, net of cash acquired	—	(275)	(27,548)

Net cash (used in) provided by investing activities	(624)	8,400	11,675

Cash flows from financing activities:
Payment of debt issuance costs	—	—	(7)
Borrowings under short-term debt	—	—	19,505
Repayments under short-term debt	(8,000)	(9,000)	(3,600)
Repayments under short-term note payable	—	(4,000)	(18,947)
Repayments under current portion of long-term debt	(2,513)	—	—
Borrowings under revolving credit facility	—	—	39,700
Repayments under revolving credit facility	—	—	(50,700)
Purchase of treasury stock	(4)	(3)	(67)
Payment of dividends	—	—	(34,731)
Stock issued by non wholly owned subsidiary	7	—	—
Issuance of subsidiary preferred stock	—	—	11,500
Repurchase of subsidiary preferred stock	(11,500)	—	—
Payment of subsidiary preferred stock issuance costs	—	—	(186)

Net cash used in financing activities	(22,010)	(13,003)	(37,533)

Net increase (decrease) in cash and cash equivalents	4,004	(813)	(5,549)
Cash and cash equivalents at beginning of period	5,734	6,547	12,096

Cash and cash equivalents at end of period	$9,738	$5,734	$6,547

Supplemental disclosures on cash flow information:
Cash interest paid	$59,317	$67,950	$89,677
Cash income taxes paid	80	487	115

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands)

	Three months ended December 31, 2010	Three months ended December 31, 2009	Twelve months ended December 31, 2010	Twelve months ended December 31, 2009

Income (loss) from continuing operations	$1,389	$(3,777)	$(26,191)	$(527,369)
Income tax expense (benefit)	5	34	(155)	342
Loss on derivative instruments (1)	1,045	3,207	8,277	12,672
Gain on early extinguishment of debt	—	—	—	(7,538)
Amortization of deferred financing costs	340	340	1,360	1,360
Write-off of financing costs	—	—	—	743
Interest expense	14,957	15,418	60,034	64,631
Impairment of long-lived assets	430	—	430	206,089
Depreciation and amortization	11,260	11,976	46,118	55,749
Goodwill and masthead impairment	—	—	—	275,310

Adjusted EBITDA from continuing operations	29,426	27,198	89,873	81,989
Non-cash compensation and other expense	1,974	2,141	5,004	8,634
Non-cash portion of postretirement benefits expense	(116)	(480)	(649)	(782)
Integration and reorganization costs	231	597	2,470	2,028
(Gain) loss on sale of assets	30	1	1,540	(418)
Loss from discontinued operations	(5)	(150)	(33)	(446)

As Adjusted EBITDA	31,540	29,307	98,205	91,005
Net capital expenditures	(1,779)	(512)	(4,347)	(2,476)
Cash taxes	—	(22)	(80)	(487)
Interest paid	(14,709)	(15,027)	(59,317)	(67,950)

Levered Free Cash Flow	$15,052	$13,746	$34,461	$20,092

(1)	Non-cash loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted Revenues

(In thousands)

	Three months ended December 31, 2010	Three months ended December 31, 2009	Twelve months ended December 31, 2010	Twelve months ended December 31, 2009

Total revenues from continuing operations	$143,362	$150,163	$558,588	$584,793
Revenues from discontinued operations	—	108	91	1,271
Revenues from non-wholly owned subsidiary	(318)	(683)	(3,079)	(3,630)

As Adjusted Revenues	$143,044	$149,588	$555,600	$582,434